Exhibit 10.2
Supplier Relationship Agreement
# 4916014206

Using this Supplier Relationship Agreement (SRA), International Business Machines Corporation (IBM) may order deliverables (Deliverables) and services (Services) available from CDI Corporation (Supplier) for itself or on behalf of its customers (Customers). Details regarding the Deliverables and Services are provided in Statements of Work (SOWs). This SRA, applicable SOWs, together with any Attachments are the complete agreement (Agreement) regarding transactions hereunder. The effective date of this SRA will be the date of the last party’s signature.

Deliverables and Services
Deliverables consisting of Programs and Products
A Program is a software program and related material available for license from Supplier. Programs are copyrighted and licensed (not sold) and a Product is a tangible item (other than a Program) that Supplier prepares for or provides to IBM. Applicable Program and Product details are described in a SOW or Attachment.
Services consisting of Cloud Services and Other Services
A Cloud Service is an offering hosted or managed by Supplier and made available via a network. Other Services may include consulting, installation, customization and configuration, maintenance, staff augmentation, and business, technical or other services (each, a Service). Applicable Service details are described in a SOW or Attachment.
Deliverables and/or Services will be delivered as specified in a SOW. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify IBM and IBM may cancel without charge Deliverables or Services not yet delivered and exercise any and all other remedies available to it.
Except as otherwise specified in a SOW or Attachment, Supplier will only use the information, materials, assets, data (including any data that can identify or locate an individual (Personal Data)) and documents provided to Supplier or uploaded to or stored in a Cloud Service by IBM or its users) (collectively, IBM Materials) as needed to perform under this Agreement. Supplier will not disclose IBM Materials to any third party and will return or destroy IBM Materials (and certify to IBM regarding the same) upon the earlier of the expiration of the relevant SOW or IBM’s request.
Issuance of a PO and Pricing
Unless otherwise set forth in a SOW, Supplier will begin work only after receiving an electronic purchase order (PO) from IBM. The agreed upon pricing and currency for Deliverables and Services, exclusive of Taxes but including all applicable fees and royalty payments (Prices), shall be set forth in the SOW. The Prices for Deliverables and Services specified in a SOW plus applicable Taxes will be the only amount due to Supplier from IBM. Payment of invoices does not constitute acceptance of Deliverables or Services. Deliverables and Services are subject to inspection, test, acceptance or rejection in accordance with the relevant SOW. Supplier must submit invoices and any other claims for reimbursement to IBM within one year from the date of IBM’s acceptance of Deliverables or Services.
Warranties and Support
Supplier warrants on an ongoing basis that i) its performance of the Agreement will comply with the terms of any contracts applicable to it (including licensing agreements) and laws; ii) Deliverables and Services do not infringe any privacy, intellectual property or other right of a third party; iii) Deliverables are safe for use with, and will comply with, the warranties and requirements in this Agreement; iv) it has disclosed to IBM in writing the existence of third party or open source code in, or provided with, Deliverables; v) Deliverables do not contain harmful code; vi) will comply with import, export control and economic sanction laws and regulations, including those of the United States, that prohibit or restrict the export, re-export, or transfer of products, technology, services or data, directly or indirectly, to or for certain countries, end uses or end users. Supplier will not export, directly or indirectly, any technology, software or commodities provided by IBM under this Agreement to any prohibited destination or for any prohibited end use. Supplier will provide IBM with information about Deliverables and Services necessary for export compliance.; vii) Programs and Services conform to their official published specifications and Supplier will not electronically or otherwise disable, remove or otherwise prevent the use of a Program or Service; viii) it will use all IBM Materials and Developed Works (as defined in Intellectual Property below) under this Agreement solely in the performance of this Agreement; ix) it has implemented and will maintain technical and organizational security measures to protect IBM Materials against loss, alteration, unauthorized disclosure, access or other unlawful forms of processing including, without limitation, not loading any IBM Materials provided to Supplier on any laptop computers or portable storage media unless such materials have (or the device itself has) been encrypted; x) it will report to IBM any actual or suspected breaches of security of IBM Materials immediately after discovery thereof if the IBM Materials were, or could be, accessed, used or acquired by an unauthorized person or entity or otherwise compromised; and ix) Services are provided using reasonable care and skill in accordance with this Agreement.
THE WARRANTIES IN THIS AGREEMENT, ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
Subject to the Indemnity section, if Deliverables or Services do not comply with the warranties in this Agreement or the acceptance or completion criteria, IBM may reject the Deliverables or Services and Supplier will repair, replace or re-perform the Deliverables or Services without charge and in a timely manner. If Supplier cannot do so within ten (10) business days or any mutually agreed upon (in writing) time period, Supplier will refund all fees paid by IBM for such Deliverables and/or Services.
Ethical Dealings
Supplier will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices.  Supplier and its Affiliates have not and will not, for the purpose of influencing or inducing anyone to influence decisions in favor of IBM or its Affiliates, offer, promise or make or agree to make, directly or indirectly, (a) any political contributions of any kind or any payment to or for the benefit of any public official, whether elected or appointed, (b) any payments for gifts, meals, travel or other value for a government employee or his/her family members or (c) any payments or gifts (of money or anything of value) to anyone. IBM shall not reimburse Supplier for any such political contributions, payments of gifts. Affiliates are entities that control, are controlled by, or are under common control with, a party to this Agreement.

Supplier Relationship Agreement                                            Rev 080316

Exhibit 10.2
Supplier Relationship Agreement
# 4916014206

Taxes
Supplier’s invoices shall state all applicable Taxes, if any, by tax jurisdiction and with a proper breakdown between taxable and non-taxable Services and Deliverables. Supplier shall also bear sole responsibility for all taxes, assessments, or other levies on its own income, leased or purchased property, equipment or software. If IBM provides a direct pay certificate, certification of an exemption from Tax or reduced rate of Tax imposed by an applicable taxing authority, then Supplier agrees not to invoice or pay any such Tax unless and until the applicable taxing authority assesses such Tax, at which time Supplier shall invoice and IBM agrees to pay any such Tax that is legally owed. IBM shall withhold Taxes as required under applicable law on payments made to Supplier hereunder and shall be required to remit to Supplier only the net proceeds thereof. IBM agrees to remit in a timely manner all Taxes withheld to the appropriate government authority in each respective jurisdiction. Upon IBM request, Supplier will deliver the appropriate documentation as required by the corresponding jurisdictional tax laws, within 15 business days from such request. Taxes means any and all applicable taxes, charges, fees, levies or other assessments imposed or collected by any governmental entity worldwide or any political subdivision thereof and however provided by Supplier to IBM under or pursuant to the Agreement, exclusive, however, of any taxes imposed upon the net income or capital of Supplier, any taxes in lieu of such net income taxes and any other taxes which are to be borne by Supplier under law.
Intellectual Property
IBM will own the copyright in works of authorship that Supplier develops for IBM under this Agreement (Developed Works) and all such works are works made for hire. If any Developed Works are not considered works made for hire owned by operation of law, Supplier assigns the ownership of copyrights in such works to IBM.
Developed Works exclude Preexisting Works and Tools. Preexisting Works include works of authorship delivered to IBM, but not developed by Supplier specifically for IBM under the SOW, and any modifications or enhancements of such works made under the SOW.
Tools means software that is not commercially available, and its Externals, required for the development, maintenance or implementation of a software Deliverable other than a Program. Externals means any pictorial, graphic, audiovisual works, reports or data generated by execution of code and any programming interfaces, languages or protocols implemented in the code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.
This Agreement does not grant either party the right to use the other party’s or their Affiliates’ trademarks, trade names or service marks, or other designations in any promotion or publication, without prior written consent.
Liability
Neither party will be liable to the other for special, incidental, exemplary, indirect, or economic consequential damages, or lost profits, business, value, revenue, goodwill, or anticipated savings. The following amounts, if a party is legally liable for them, are not subject to the above limitation: i) amounts arising from third party claims for which IBM is indemnified (see Indemnity below); ii) damages for bodily injury (including death); iii) damages to real property and tangible personal property; and iv) damages that cannot be limited under applicable law.
Indemnity
Supplier will defend, hold harmless and indemnify, including legal fees, IBM against third party claims that arise or are alleged to have arisen, and/or government fines and penalties that are imposed, as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement. Personnel are individuals who are i) employees of a party, ii) agents appointed by a party, iii) independent contractors engaged by a party, or iv) provided to a party by a Subcontractor. A Subcontractor is an individual (independent contractor), a corporation, a partnership, a limited liability company or other entity to which (or to whom) work to be performed under this Agreement has been subcontracted by Supplier to the extent permitted under this Agreement.
Supplier will defend, hold harmless and indemnify, including legal fees, IBM from third party claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party. In addition, Supplier, at its own expense, will: i) obtain for IBM the right to continue to use, sell and license the Deliverables or Services; ii) modify the Deliverables or Services so they are non-infringing; or iii) replace the Deliverables or Services with non-infringing ones that comply with this Agreement. Alternatively, at IBM's request, Supplier will accept the cancellation of infringing Deliverables or Services without any cancellation liability and Supplier shall refund any amounts previously paid by IBM. IBM will give Supplier prompt notice of third party claims against IBM, and cooperate in the investigation, settlement and defense of such claims.
Term and Termination
This SRA will remain in effect until terminated. Either party may terminate this SRA for cause if the other is in material breach of this Agreement or, to the extent permitted by law, if the other party becomes insolvent or files or has filed against it a petition in bankruptcy, provided the one who is not in breach gives written notice (with the termination date) and, when in IBM’s discretion a material breach can be cured, a reasonable opportunity to cure.
Supplier’s breach (or IBM’s reasonable belief that Supplier has breached or is likely to breach) of the Ethical Dealings provision of this SRA constitutes a material breach of this Agreement and, in such event IBM may terminate this Agreement immediately on written notice to Supplier, without any liability to IBM. When there are no SOWs in place between the parties, IBM may terminate this SRA without cause by providing written notice to Supplier. Any terms that by their nature extend beyond the Agreement termination remain in effect until fulfilled, and apply to successors and assignees.
IBM may, upon written notice to Supplier, terminate a SOW i) for cause upon material breach by Supplier or ii) without cause, in each case with termination effective on the date set forth in the notice. Upon termination, in accordance with IBM’s written direction, Supplier will cease work under the relevant SOW and deliver to IBM, among other things, all Deliverables completed as of the date of termination and all works in progress.
Insurance
Supplier will maintain at its expense (and provide certificates of insurance at IBM's request) i) all statutory mandated insurance such as workers’ compensation and employer’s liability ,ii) commercial

Supplier Relationship Agreement                                            Rev 080316

Exhibit 10.2
Supplier Relationship Agreement
# 4916014206

general liability insurance including products liability and completed operations with a minimum per occurrence limit of 5,000,000 USD (or local currency equivalent), and iii) automobile liability insurance (if a vehicle is to be used in performance of this Agreement) of at least 5,000,000 USD (or local currency equivalent). Commercial general liability insurance and automobile insurance policy limits may be met through a combination of primary and umbrella/excess liability insurance and must name IBM as an additional insured. Insurance required under a SOW or Attachment must be purchased either from insurers with an AM Best Rating of A- or better, or with a Standard & Poor’s rating of BBB and $50M in policy holder’s surplus or greater.
Record Keeping and Audit Rights
Supplier will maintain (and subject to applicable law provide to IBM upon request) relevant business, technical and accounting records i) to support Supplier's invoices; ii) show proof of required permits and professional licenses and iii) to demonstrate compliance with Supplier's performance of its obligations under this Agreement, for not less than six (6) years following completion or termination of the relevant Services. All accounting records will be maintained in accordance with generally accepted accounting principles.
Upon IBM’s notice, IBM may, at no charge to IBM, audit Supplier's compliance with its obligations under this Agreement, including verifying compliance with applicable laws and the protection and integrity of IBM Materials. In connection with an audit, Supplier shall provide IBM (including its auditors and any regulators) access at reasonable times (or in the case of regulators, at any time designated by such regulators), to any facility at which Supplier or any Subcontractor is providing or has provided Services or Deliverables under this Agreement and to all systems, data and business, technical and accounting records relating to Supplier’s (and any Subcontractor’s) compliance with its obligations. Supplier shall provide its full cooperation in any such audit, including by designating a focal point to support an audit and, if required by IBM, promptly securing the rights for IBM to directly request from any Subcontractor, and for the Subcontractor to promptly provide to IBM, access to such systems, data and records relating to the work performed by such Subcontractors.
Governing Law
Except as otherwise set forth in a SOW or in a Local Law Attachment, if any, the parties agree to: i) the application of the laws of the State of New York for all Agreements executed by International Business Machines Corporation (IBM Corp.) or Affiliates of IBM Corp. located in the U.S. or ii) for Affiliates of IBM Corp. not located in the U.S., the laws of the country where such Affiliate is located, without regard to conflict of law principles. If any provision of the Agreement is invalid or unenforceable, the remaining provisions remain in full force and effect. Nothing in the Agreement affects statutory rights that cannot be waived or limited by contract. The United Nations Convention on Contracts for the International Sale of Goods does not apply to transactions under this Agreement. The parties waive the right to a jury trial regarding disputes related to this Agreement.  Neither party will bring a legal action arising out of or related to this Agreement more than two years after the cause of action arose. No right or cause of action for any third party is created by this Agreement or any transaction under it.
General

i) A party will not disclose confidential information to the other without a separate, signed confidentiality agreement governing such disclosures.
ii) Any licenses accompanying the Programs, and any shrinkwrap, clickwrap, cloud services, or online terms for Services are null and void, and the terms and conditions of the Agreement prevail.
iii) The parties will not publicize their relationship in any advertising; marketing or promotional materials without prior written consent of the other party except as may be required by law.
iv) IBM may process and store business contact information of Supplier Personnel in connection with the performance of this Agreement wherever IBM does business.
v) The Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Each party is responsible for determining the assignment of its Personnel.
vi) All changes to the Agreement must be in writing signed by both parties. In the event of a conflict, the order of precedence will be: A) any mutually agreed upon changes to price, payment, quantity or delivery terms contained in the PO; B) the relevant SOW (including Attachments thereto); and C) this SRA (including Attachments hereto).
vii) Supplier is an independent contractor and this Agreement does not create an agency, partnership or joint venture relationship between IBM and Supplier or Supplier Personnel. IBM assumes no liability or responsibility for Supplier Personnel.
viii) Risk of loss of any tangible property will pass to IBM at the delivery point where IBM receives the property.
ix) Neither party may assign its rights under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be unreasonably withheld; except that either party may assign this Agreement in conjunction with the sale of a substantial portion of its business utilizing the Agreement. Any unauthorized assignment of this Agreement is void. Supplier shall not delegate or subcontract any of its duties or obligations under this Agreement to any third party, Subcontractor or Affiliate, except to the extent permitted in a SOW.
x) An effective waiver under the Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of non-compliance by the other will not be deemed a waiver of future instances of non-compliance.
xi) All notices under the Agreement must be in writing and sent to the address below, unless a party designates in writing a different address (or an Affiliate designates a different address in a Participation Attachment).
xii) The parties consent to the use of electronic means and facsimile transmissions for communications as a signed writing. This SRA, SOWs and Attachments may be signed in one or more counterparts. Any reproduction of this Agreement made by reliable means is considered an original. This Agreement supersedes any prior course of dealing, discussions or representations between the parties regarding the subject matter hereof.
xiii) Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.
xiv) This SRA applies to IBM and Supplier (the signatories below) and their respective Affiliates who avail themselves of the SRA by entering into a SOW under this SRA. Such Participation Agreements and/or SOWs entered into by Affiliates of either of the parties are independent agreements between the signatories thereto.

Supplier Relationship Agreement                                            Rev 080316

Exhibit 10.2
Supplier Relationship Agreement
# 4916014206

IBM is not liable to Supplier or Supplier Affiliate for any actions or inactions of any Affiliate of IBM, nor shall any action or inaction by Affiliates of IBM constitute a breach of this Agreement between IBM and Supplier.
xv) In situations where Supplier will be providing Services or Deliverables to a Customer of IBM (whether directly or indirectly through IBM), references to IBM shall be deemed to include the Customer in the following sections of this SRA: Deliverables and Services; PO and Pricing (with respect to delivery and acceptance); Warranty and Support, Intellectual Property; Indemnity; Supplier and Supplier Personnel; and Record Keeping and Audit Rights.
xvi) The following provisions shall survive termination or expiration of this SRA and shall remain in effect until fulfilled:

Warranties and Support; Taxes; Intellectual Property; Liability, Indemnification; Record Keeping and Audit Rights; Governing Law; and General with respect to subparagraphs i; ii; iii; v; vi; vii; x; xiv; and xvi. Without limiting the foregoing, all licenses under this Agreement will survive to the extent necessary to allow IBM to continue providing services to its Customers who are Supplier’s licensees, notwithstanding the termination or expiration of this Agreement.

Signature page to the Supplier Relationship Agreement ACCEPTED AND AGREED TO: International Business Machines Corporation	ACCEPTED AND AGREED TO: CDI Corporation
By: /s/ Lisa M. Dooley	By: /s/ Michael S. Castleman

IBM Signature Date: 9/7/16	Supplier Signature Date: 8/31/16
Printed Name: Lisa M. Dooley	Printed Name: Michael S. Castleman
Global Relationship Manager - Technical Services Strategic Sourcing	Executive Vice President & CFO
Title & Organization	Title & Organization
IBM Address: 3039 Cornwallis Road Research Triangle Park, NC 27707	Supplier Address: 1735 Market Street, Suite 200 Philadelphia, Pa 19103

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Supplier Relationship Agreement                                            Rev 080316